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                                                                    EXHIBIT 99.1

[AH LOGO]
     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                             MEDIA CONTACT:
James B. Dale, Chief Financial Officer               Jerry Daly or Carol McCune
847-228-5401 x 361                                   703-435-6293
jimdale@arlingtonhospitality.com                     jerry@dalygray.com



  ARLINGTON HOSPITALITY, INC. ANNOUNCES EXTENSION OF TEMPORARY LETTER AGREEMENT



         ARLINGTON HEIGHTS, Ill., June 8, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced an extension of its temporary letter agreement with PMC Commercial Trust ("PMC") (AMEX: PCC), the landlord of 21 AmeriHost Inn hotels operated by the company. In addition, the company continues to pursue a permanent restructuring of these leases.

         The terms of a temporary letter agreement between the company and PMC deferred approximately $264,000 in base rent for the months of March, April and May 2004, and allowed the company to utilize $200,000 of its security deposit to partially fund the rent payments. The repayment of the deferred rent and the security deposit was to begin on June 1, 2004. The company and PMC agreed that these terms would be extended through June 30, 2004, including the additional deferral of approximately $85,000 in base rent for the month of June, and that the repayments to PMC will begin July 1, 2004 over a four-month period in equal monthly installments.

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Arlington Hospitality
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         The company has been working closely with PMC in negotiating the terms of a master lease restructuring, and anticipates documenting the contemplated restructuring with PMC in a written agreement prior to the expiration of the temporary letter agreement, as revised. However, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third-party operators.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 104-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 61 properties in 15 states, including 54 AmeriHost Inn hotels, for a total of 4,468 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003and report on Form 10-Q for the three months ended March 31, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."



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